Exhibit 99.1

DuPont Reports Fourth Quarter and Full Year 2019 Results

•	Full year 2019 pro forma GAAP EPS from continuing operations of $(0.74); pro forma adjusted EPS of $3.80

•	Full year 2019 pro forma operating EBITDA margins up 10 bps more than offsetting 50 bps headwind from lower equity affiliate income

•	4Q19 Net Sales of $5.2 billion, down 5 percent; organic sales down 2 percent

•	4Q19 GAAP EPS from continuing operations of $0.24; Adjusted EPS of $0.95

•	More than $1.3 billion returned to shareholders since June 1 including $750 million of share repurchases

•
Advanced active portfolio management strategy announcing planned merger of the Nutrition & Biosciences business with IFF to create a global leader in high-value ingredients and solutions in Food & Beverage, Home & Personal Care and Health & Wellness markets

•	2020 adjusted earnings per share guidance of $3.70 to $3.90 reflecting headwinds from prior year discrete benefits and nylon market pressures

WILMINGTON, Del., Jan 30, 2020 - DuPont (NYSE: DD) today announced financial results for the fourth quarter and full year 2019.
“Our full year results demonstrate our ability to offset challenging global macro conditions by focusing on the levers within our control,” said Marc Doyle, DuPont Chief Executive Officer. “We mitigated these headwinds through pricing and cost actions while continuing to strengthen our position in key growth areas such as water and 5G through continued innovation and investment.”
“As we head into 2020, this strong internal discipline continues to be paramount as we foresee further nylon pricing declines and unfavorable nylon mix partially offsetting organic revenue growth in our other core segments,” Doyle stated. “We continue to strategically reduce spending and are taking actions to consolidate our asset footprint. These steps will ensure that our costs are right-sized for the future organization and better position us for growth.”
Full Year 2019 Results
Full year net sales totaled $21.5 billion, down 5 percent versus 2018. On an organic basis, net sales were down 2 percent with 2 percent higher price being more than offset by 4 percent lower volume primarily from the macro conditions in automotive and electronic end markets.
Pro forma GAAP Income (Loss) from continuing operations totaled $(522) million, versus $237 million in the year-ago period. Pro forma operating EBITDA(1) of $5.6 billion was down 4 percent versus the prior year primarily driven by weakness in automotive and electronic markets, reduced equity affiliate income and currency headwinds partially offset by strong pricing discipline and continued cost savings. Full year 2019 pro forma operating EBITDA margins were up 10 bps from the prior year more than offsetting a 50 bps headwind from lower equity affiliate income.
Pro forma GAAP EPS from continuing operations totaled $(0.74) versus $0.23 in the year-ago period; the decline is mostly attributable to higher significant items(2), a higher tax rate, currency headwinds and lower segment results partially offset by lower costs historically allocated to Dow and Corteva. Pro forma

(1) Adjusted EPS, pro forma adjusted EPS, operating EBITDA and pro forma operating EBITDA are non-GAAP measures. See page 8 for further discussion.
(2) Details of significant items provided on pages 14-15

adjusted EPS(1) decreased 7 percent to $3.80, compared with pro forma adjusted EPS in the year-ago period of $4.07 primarily driven by a higher tax rate, currency headwinds and lower segment results.

Fourth Quarter 2019 Results
Net sales for the quarter totaled $5.2 billion, down 5 percent versus the same quarter last year. On an organic basis, net sales were down 2 percent with 1 percent higher price being more than offset by 3 percent lower volume. Organic sales were flat to up in all core segments except Transportation & Industrial which was impacted by continued weak automotive markets and declining nylon price.
GAAP Income from continuing operations totaled $191 million, versus pro forma GAAP Income from continuing operations of $310 million in the year-ago period. Operating EBITDA(1) was $1.4 billion, down 14 percent versus pro forma operating EBITDA in the prior year driven by lower nylon pricing and reduced equity affiliate income from customer settlements in the Hemlock Semiconductor joint venture. These headwinds were partially offset by higher pricing in segments outside of T&I and cost savings.

GAAP EPS from continuing operations totaled $0.24 versus pro forma GAAP EPS from continuing operations in the year-ago period of $0.39; the decline is mostly attributable to lower segment results and a higher tax rate partially offset by lower significant items(2) and the absence of costs historically allocated to Dow and Corteva. Adjusted EPS(1) decreased 34 percent to $0.95, compared with pro forma adjusted EPS in the year-ago period of $1.43 primarily driven by lower segment results and a higher tax rate.

“The planned merger of our N&B business with IFF advances the strategic direction of the company and will generate value for our shareholders,” said Ed Breen, Executive Chairman of DuPont. “Together we are creating a global leader in high-value ingredients and solutions for Food & Beverage, Home & Personal Care and Health & Wellness markets while creating tremendous opportunities for our employees and customers. In addition, we continue to bolster our portfolio through the recently announced strategic acquisitions in the high growth water space.”
“I remain focused on this aspect of DuPont’s value creation opportunity, working closely with the Board to assess opportunities to unlock shareholder value through portfolio refinement and differentiated investment,” Breen stated.
Fourth Quarter and Full Year 2019 Segment Highlights
Electronics & Imaging
Electronics & Imaging reported fourth quarter net sales of $937 million, up 3 percent from the year-ago period. Organic sales were up 3 percent driven by 2 percent growth in volume and a 1 percent gain in price.
Strong volume gains in Interconnect Solutions driven by higher material content in the new high-speed, high-frequency smartphones were offset by softer volumes in Semiconductor Technologies where gains in logic were more than offset by ongoing weakness in memory markets. However, Semiconductor Technologies volumes were up 1 percent sequentially.
Net sales for the segment were up 7 percent versus prior year in Asia Pacific including double-digit growth in China.
Fourth quarter operating EBITDA for the segment was $293 million, a decrease of 9 percent from pro forma operating EBITDA of $321 million in the year-ago period, with volume gains in Interconnect Solutions more than offset by unfavorable mix.
For the year, Electronics & Imaging net sales of $3.6 billion and pro forma operating EBITDA of $1.1 billion were down 2 percent and 5 percent, respectively, from the year-ago period. The pro forma operating EBITDA decline was primarily the result of softer volumes in Semiconductor Technologies

(1) Adjusted EPS, pro forma adjusted EPS, operating EBITDA and pro forma operating EBITDA are non-GAAP measures. See page 8 for further discussion.
(2) Details of significant items provided on pages 14-15

resulting in an unfavorable mix partially offset by higher gains associated with planned asset sales versus the prior year.
Nutrition & Biosciences
Nutrition & Biosciences reported fourth quarter net sales of $1.5 billion, down 2 percent from the year-ago period. Organic sales were flat with a 1 percent pricing improvement offset by a 1 percent decline in volume.
Within Food & Beverage, mid-single digit growth in protein concentrates on growing demand in plant-based meats was more than offset by volume declines due to supply chain disruptions in sweeteners and inventory destocking in proteins for select channels. Volume gains in Health & Biosciences were led by strength in food enzymes and animal nutrition partially offset by continued market-driven softness in biorefineries and probiotics in North America.
Fourth quarter operating EBITDA for the segment was $323 million, a decrease of 2 percent from pro forma operating EBITDA of $330 million in the year-ago period. Productivity and pricing gains were more than offset by unfavorable mix and lower volume. The June 2019 divestiture of the Natural Colors business reduced operating EBITDA by about 1 percent.
For the year, Nutrition & Biosciences net sales of $6.1 billion and pro forma operating EBITDA of $1.4 billion were down 2 percent and 1 percent, respectively, from the year-ago period. Organic sales were up 1 percent. The pro forma operating EBITDA decline was primarily the result of currency and unfavorable mix partially offset by productivity actions, cost savings and pricing gains.
Transportation & Industrial
Transportation & Industrial reported fourth quarter net sales of $1.2 billion, down 9 percent from the year-ago period. Organic sales were down 8 percent with volume down 6 percent and price lower by 2 percent.
Volumes declined primarily due to continued weakness in automotive and electronics markets with Europe and North America volumes down 8 percent and 6 percent, respectively.
Fourth quarter operating EBITDA for the segment was $277 million, a decrease of 19 percent from pro forma operating EBITDA of $344 million in the year-ago period with cost reductions and favorable raw material costs being more than offset by lower volumes and nylon price headwinds.
For the year, Transportation & Industrial net sales of $5.0 billion and pro forma operating EBITDA of $1.3 billion were down 9 percent and 14 percent, respectively, from the year-ago period. The decline in pro forma operating EBITDA was primarily from the impact of reduced volumes in automotive end markets and currency headwinds partially offset by pricing gains, productivity actions and cost savings.
Safety & Construction
Safety & Construction reported fourth quarter net sales of $1.3 billion, down 3 percent from the year-ago period. Organic sales were up 1 percent with a 3 percent price improvement offset by a 2 percent decline in volume. The December 2018 divestiture of the European STYROFOAM™ business reduced sales by 3 percent.
Local price increased across all businesses and in all regions, led by the Safety and Water Solutions businesses.
Double-digit volume gains in Water Solutions, led by strong demand for ion exchange and reverse osmosis membranes in industrial markets, was more than offset by volume declines in Safety Solutions and continued softness in Shelter Solutions. Safety Solutions demand remained steady across most product lines however planned maintenance downtime and raw material disruptions in the supply chain limited production volumes.

Fourth quarter operating EBITDA for the segment totaled $311 million, flat with prior year with pricing gains and productivity actions being offset by higher year-over-year manufacturing costs, primarily from costs associated with planned maintenance, and lower volumes.
For the year, Safety & Construction net sales of $5.2 billion and pro forma operating EBITDA of $1.4 billion were down 2 percent and up 11 percent, respectively, from the year-ago period. Organic sales were up 3 percent versus prior year. Pro forma operating EBITDA margins were up over 300 basis points driven by pricing gains across the portfolio, productivity actions and cost savings partially offset by currency and higher planned maintenance costs.
Non-Core
Non-Core reported fourth quarter net sales of $404 million, down 19 percent from the year-ago period. Organic sales were down 9 percent driven by 15 percent volume declines offset by 6 percent pricing gains. The September 2019 divestiture of the DuPont Sustainable Solutions business reduced sales by 10 percent.
Growth in photovoltaic and advanced materials was more than offset by volume declines due to weak demand for trichlorosilane and for SORONA® in carpet and apparel applications.
Fourth quarter operating EBITDA for the segment was $210 million, a decrease of 41 percent from pro forma operating EBITDA of $358 million in the year-ago period with the benefits from pricing actions more than offset by lower Hemlock Semiconductor equity earnings due to reduced customer settlements and lower segment volumes.
For the year, Non-Core net sales of $1.7 billion and pro forma operating EBITDA of $491 million were down 15 percent and 27 percent, respectively, from the year-ago period. The decline in pro forma operating EBITDA was primarily the result of lower Hemlock Semiconductor equity earnings and lower segment volumes partially offset by a gain on the sale of DuPont Sustainable Solutions.
First Quarter and Full Year 2020 Outlook
“For this year, we expect full year sales between $21.5 and $22.0 billion resulting in organic sales which are slightly up versus prior year,” said Jeanmarie Desmond, Chief Financial Officer of DuPont. “We expect full year adjusted EPS in the range of $3.70 - $3.90, up 3 percent to down 3 percent versus 2019 driven by lower discrete items and further headwinds in nylon pricing and mix more than offsetting strong organic growth across our other core segments and continued productivity and cost actions.”
“With the nylon headwinds being most impactful at the start of the year and temporary manufacturing challenges in S&C, we are expecting first quarter net sales to be down mid-single digits with adjusted EPS in the range of $0.70 to $0.74, including a headwind from discrete items,” Desmond stated. “Our focus on a disciplined operating model will ensure we remain diligent on cost and cash management as we progress through the year.”

Conference Call
The Company will host a live webcast of its fourth quarter and full year earnings conference call with investors to discuss its results and business outlook today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials, ingredients and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, health and wellness, food and worker safety. More information can be found at www.dupont.com.

Contact Information DuPont Investors: Lori Koch lori.d.koch@dupont.com +1 302-999-5631	Media: Dan Turner daniel.a.turner@dupont.com +1 302-996-8372

Cautionary Statement Regarding Forward Looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.
On April 1, 2019, the company completed the separation of its materials science business into a separate and independent public company by way of a pro rata dividend-in-kind of all the then outstanding stock of Dow Inc. (the “Dow Distribution”). The company completed the separation of its agriculture business into a separate and independent public company on June 1, 2019, by way of a pro rata dividend-in-kind of all the then outstanding stock of Corteva, Inc. (the “Corteva Distribution”).
On December 15, 2019, DuPont and IFF announced they had entered definitive agreements to combine DuPont’s Nutrition & Biosciences business with IFF in a transaction that would result in IFF issuing shares to DuPont shareholders, pending customary closing conditions, other approvals including regulatory and that of IFF’s shareholders.
Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction with IFF; changes in relevant tax and other laws, (ii) failure to obtain necessary regulatory approvals, approval, if required, of IFF’s shareholders, anticipated tax treatment or any required financing or to satisfy any of the other conditions to the proposed transaction, (iii) the possibility that unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies that could impact the value, timing or pursuit of the proposed transaction, (iv) risks and costs and pursuit and/or implementation of the separation of the N&B Business, including timing anticipated to complete the separation, any changes to the configuration of businesses included in the separation if implemented, (v) risks and costs related to the Dow Distribution and the Corteva Distribution (together, the “Distributions”) including (a) with respect to achieving all expected benefits from the Distributions; (b) the incurrence of significant costs in connection with the Distributions, including costs to service debt incurred by the Company to establish the relative credit profiles of Corteva, Dow and DuPont and increased costs related to supply, service and other arrangements that, prior to the Dow Distribution, were between entities under the common control of DuPont; (c) indemnification of certain legacy liabilities of E. I. du Pont de Nemours and Company ("Historical EID") in connection with the Corteva Distribution; and (d) potential liability arising from fraudulent conveyance and similar laws in connection with the Distributions; (vi) failure to effectively manage acquisitions, divestitures, alliances, joint ventures and other portfolio changes, including meeting conditions under the Letter Agreement entered in connection with the Corteva Distribution, related to the transfer of certain levels of assets and businesses; (vii) uncertainty as to the long-term value of DuPont common stock; (viii) potential inability or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade and (ix) other risks to DuPont's business, operations and results of operations including from: failure to develop and market new products and optimally manage product life cycles; ability, cost and impact on business operations, including the supply chain, of responding to changes in market acceptance, rules, regulations and policies and failure to respond to such changes; outcome of significant litigation, environmental matters and other commitments and contingencies; failure to appropriately manage process safety and product stewardship issues; global economic and capital market conditions, including the continued availability of capital and financing, as well as inflation, interest and currency exchange rates; changes in political conditions, including tariffs, trade disputes and retaliatory actions; impairment of goodwill or intangible assets; the availability of and fluctuations in the cost of energy and raw materials; business or supply disruption, including in connection with the Distributions; security threats, such as acts of sabotage, terrorism or war, natural disasters and weather events and patterns which could result in a significant operational event for DuPont, adversely impact demand or production; ability to discover, develop and protect new technologies and to protect and enforce DuPont's intellectual property rights; unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management's response to any of the aforementioned factors. These risks are and will be more fully discussed in DuPont's current, quarterly and annual reports and other filings made with the U.S. Securities and Exchange Commission, in each case, as may be amended from time to time in future filings with the SEC. While the list of factors presented here is considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” (Part II, Item 1A) of DuPont’s Quarterly Report on Form 10-Q for the period ended September 30, 2019 and its subsequent reports on Form 10-Q, 10-K and Form 8-K.

Throughout this filing, except as otherwise noted by the context, the terms “DuPont” or “the Company” used herein mean DuPont de Nemours, Inc. and its consolidated subsidiaries. On June 1, 2019, DowDuPont Inc. (“DowDuPont”) changed its registered name to DuPont de Nemours Inc. (“DuPont”) (for certain events prior to June 1, 2019, the Company may be referred to as DowDuPont). Beginning on June 3, 2019, the Company’s common stock began trading on the New York Stock Exchange under the ticker symbol “DD”.
Overview
Effective August 31, 2017, pursuant to the merger of equals transaction contemplated by the Agreement and Plan of Merger, dated as of December 11, 2015, as amended on March 31, 2017, The Dow Chemical Company and its consolidated subsidiaries (“Historical Dow”) and E. I. du Pont de Nemours and Company and its consolidated subsidiaries (“Historical EID”) each merged with subsidiaries of DowDuPont and as a result, Historical Dow and Historical EID became subsidiaries of DowDuPont (the “Merger”). Prior to the Merger, DowDuPont did not conduct any business activities other than those required for its formation and matters contemplated by the Merger Agreement. Historical Dow was determined to be the accounting acquirer in the Merger and as a result, Historical EID’s assets and liabilities were reflected at fair value as of the close of the Merger.
Effective as of 5:00 p.m. on April 1, 2019, DowDuPont completed the separation of its materials science business into a separate and independent public company by way of a distribution of Dow Inc. (“Dow”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Dow’s common stock, par value $0.01 per share (the “Dow Common Stock”), to holders of DowDuPont’s common stock, par value $0.01 per share (the “DowDuPont Common Stock”), as of the close of business on March 21, 2019 (the “Dow Distribution”). Dow's historical financial results for periods prior to April 1, 2019 are reflected in DuPont's consolidated financial statements as discontinued operations.
Effective as of 12:01 a.m. on June 1, 2019, DuPont completed the separation of its agriculture business into a separate and independent public company by way of a distribution of Corteva Inc. (“Corteva”) through a pro rata dividend in-kind of all of the then-issued and outstanding shares of Corteva’s common stock, par value $0.01 per share (the “Corteva Common Stock”), to holders of DuPont de Nemours, Inc.’s common stock, par value $0.01 per share, as of the close of business on May 24, 2019 (the “Corteva Distribution” and, together with the Dow Distribution, the “Distributions”). Corteva's historical financial results for periods prior to June 1, 2019 are reflected in DuPont's consolidated financial statements as discontinued operations.
The unaudited pro forma Consolidated Statements of Operations (discussed in the following section) included herein include costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with Financial Accounting Standards Codification 205, "Presentation of Financial Statements" ("ASC 205") and thus are reflected in the Company's results of continuing operations. A significant portion of these costs relate to Historical Dow and consist of leveraged services provided through service centers, as well as other corporate overhead costs related to information technology, finance, manufacturing, research & development, sales & marketing, supply chain, human resources, sourcing & logistics, legal and communications, public affairs & government affairs functions. These costs are no longer incurred by the Company following the Distributions.
Following the Corteva Distribution, DuPont holds the specialty products business. In addition, immediately following the Corteva Distribution, on June 1, 2019, DuPont completed a 1-for-3 reverse stock split (the “Reverse Stock Split”) and as a result, DuPont common stockholders now hold one share of common stock of DuPont for every three shares held prior to the Reverse Stock Split. The historical financial information presented herein has been retroactively adjusted to reflect this change.
DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Unaudited Pro Forma Financial Information
In order to provide the most meaningful comparison of results of operations and results by segment, supplemental unaudited pro forma financial information has been included in the following financial schedules. The unaudited pro forma financial information (the “pro forma financial statements”) is derived from DuPont’s Consolidated Financial Statements and accompanying notes, adjusted to give effect to certain events directly attributable to the Distributions and Financings (as defined below). In contemplation of the Distributions and to achieve the respective credit profiles of each of DuPont, Dow, and Corteva, in the fourth quarter of 2018, DowDuPont consummated a public underwritten offer of eight series of senior unsecured notes (the “2018 Senior Notes”) in the aggregate principal amount of $12.7 billion and entered into a term loan agreement consisting of two term loan facilities (the “Term Loan Facilities”) in the aggregate principal amount of $3.0 billion. In May 2019, the funds from the Term Loan Facilities were drawn, along with the issuance of approximately $1.4 billion in commercial paper (the “Funding CP Issuance” together with the 2018 Senior Notes and Term Loan Facilities, the “Financings”). The net proceeds from the Financings together with cash from operations were used to fund cash contributions to Dow and Corteva, and DowDuPont’s $3.0 billion share repurchase program which was completed in the first quarter of 2019 (the “Share Repurchase Program”).
The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Distributions and the Financings (collectively the "Transactions"), (2) factually supportable and (3) with respect to the Consolidated Statements of Operations, expected to have a continuing impact on the results. The unaudited pro forma Statements of Operations for the years ended December 31, 2019 and 2018 and for three months ended December 31, 2018 give effect to the pro forma events as if they had been consummated on January 1, 2018. There were no pro forma adjustments for the three months ended December 31, 2019.
Restructuring or integration activities or other costs following the Distributions that may be incurred to achieve cost or growth synergies of DuPont are not reflected. The pro forma financial statements provide shareholders with summary financial information and historical data that is on a basis consistent with how DuPont reports current financial information.
The pro forma financial statements are presented for informational purposes only, and do not purport to represent what DuPont's results of operations or financial position would have been had the Transactions occurred on the dates indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date.
Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 13 and on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.
Pro forma adjusted earnings per common share from continuing operations - diluted ("Pro forma adjusted EPS"), is defined as pro forma earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the Merger, after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges and the after-tax impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations. Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense associated with intangibles acquired as part of the Merger and the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) benefits / charges. Although amortization of Historical EID intangibles acquired as part of the Merger is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Management estimates amortization expense in 2020 associated with intangibles acquired as part of the Merger to be approximately $1.9 billion on a pre-tax basis, or approximately $2.00 per share.
Pro forma operating EBITDA, is defined as earnings (i.e. pro forma income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding the impact of costs historically allocated to the materials science and agriculture businesses that did not meet the criteria to be recorded as discontinued operations and adjusted to exclude significant items. Operating EBITDA, is defined as earnings (i.e. income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, adjusted to exclude significant items.
Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance. The Company expects costs associated with the intended separation of the Nutrition & Biosciences business to be significant; however, the Company is unable to estimate such costs because there are many factors that could affect the amount and timing of these expenses.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$5,204	$5,457	$21,512	$22,594
Cost of sales	3,408	3,642	14,056	15,302
Research and development expenses	231	262	955	1,070
Selling, general and administrative expenses	650	727	2,663	3,028
Amortization of intangibles	295	257	1,050	1,044
Restructuring and asset related charges - net	24	37	314	147
Goodwill impairment charges	—	—	1,175	—
Integration and separation costs	193	575	1,342	1,887
Equity in earnings of nonconsolidated affiliates	(48)	291	84	447
Sundry income (expense) - net	9	117	153	92
Interest expense	175	55	668	55
Income (Loss) from continuing operations before income taxes	189	310	(474)	600
(Benefit from) Provision for income taxes on continuing operations	(2)	(6)	140	195
Income (Loss) from continuing operations, net of tax	191	316	(614)	405
(Loss) Income from discontinued operations, net of tax	(3)	204	1,214	3,595
Net income	188	520	600	4,000
Net income attributable to noncontrolling interests	12	38	102	155
Net income available for DuPont common stockholders	$176	$482	$498	$3,845

Per common share data:
Earnings (Loss) per common share from continuing operations - basic	$0.24	$0.40	$(0.86)	$0.46
Earnings per common share from discontinued operations - basic	—	0.24	1.53	4.54
Earnings per common share - basic	$0.24	$0.63	$0.67	$4.99
Earnings (Loss) per common share from continuing operations - diluted	$0.24	$0.39	$(0.86)	$0.45
Earnings per common share from discontinued operations - diluted	—	0.23	1.53	4.51
Earnings per common share - diluted	$0.24	$0.63	$0.67	$4.96

Weighted-average common shares outstanding - basic	740.7	760.7	746.3	767.0
Weighted-average common shares outstanding - diluted	742.0	764.3	746.3	771.8

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share and per share amounts (Unaudited)	Dec 31, 2019	Dec 31, 2018
Assets
Current Assets
Cash and cash equivalents	$1,540	$8,548
Marketable securities	—	29
Accounts and notes receivable - net	3,802	3,391
Inventories	4,319	4,107
Other current assets	338	305
Assets of discontinued operations	—	110,275
Total current assets	9,999	126,655
Investments
Investments in nonconsolidated affiliates	1,204	1,745
Other investments	24	28
Noncurrent receivables	32	47
Total investments	1,260	1,820
Property
Property, plant and equipment	15,112	14,116
Less: Accumulated depreciation	4,969	4,199
Property, plant and equipment - net	10,143	9,917
Other Assets
Goodwill	33,151	34,496
Other intangible assets	13,593	14,655
Deferred income tax assets	236	178
Deferred charges and other assets	1,014	134
Total other assets	47,994	49,463
Total Assets	$69,396	$187,855
Liabilities and Equity
Current Liabilities
Short-term borrowings and finance lease obligations	$3,830	$15
Accounts payable	2,934	2,619
Income taxes payable	240	115
Accrued and other current liabilities	1,342	1,129
Liabilities of discontinued operations	—	69,434
Total current liabilities	8,346	73,312
Long-Term Debt	13,617	12,624
Other Noncurrent Liabilities
Deferred income tax liabilities	3,514	3,912
Pension and other post employment benefits - noncurrent	1,172	1,343
Other noncurrent obligations	1,191	764
Total other noncurrent liabilities	5,877	6,019
Total Liabilities	$27,840	$91,955
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2019: 738,564,728 shares; 2018: 784,143,433 shares)	7	8
Additional paid-in capital	50,796	81,976
(Accumulated deficit) Retained earnings	(8,400)	30,257
Accumulated other comprehensive loss	(1,416)	(12,394)
Unearned ESOP shares	—	(134)
Treasury stock at cost (2019: 0 shares; 2018: 27,817,518 shares)	—	(5,421)
Total DuPont stockholders' equity	40,987	94,292
Noncontrolling interests	569	1,608
Total equity	41,556	95,900
Total Liabilities and Equity	$69,396	$187,855

DuPont de Nemours, Inc.
Pro Forma Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended		Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
	As Reported	Pro Forma [1]	Pro Forma [1]	Pro Forma [1]
Net sales	$5,204	$5,457	$21,512	$22,594
Cost of sales	3,408	3,661	14,078	15,376
Research and development expenses	231	262	955	1,070
Selling, general and administrative expenses	650	727	2,663	3,028
Amortization of intangibles	295	257	1,050	1,044
Restructuring and asset related charges - net	24	37	314	147
Goodwill impairment charges	—	—	1,175	—
Integration and separation costs	193	444	1,169	1,394
Equity in earnings of nonconsolidated affiliates	(48)	291	84	447
Sundry income (expense) - net	9	117	153	92
Interest expense	175	171	697	684
Income (Loss) from continuing operations before income taxes	189	306	(352)	390
(Benefit from) Provision for income taxes on continuing operations	(2)	(4)	170	153
Income (Loss) from continuing operations, net of tax	191	310	(522)	237
Net income attributable to noncontrolling interests from continuing operations	12	13	30	39
Net income (loss) from continuing operations available for DuPont common stockholders	$179	$297	$(552)	$198

Per common share data:
Earnings (Loss) per common share from continuing operations - basic	$0.24	$0.39	$(0.74)	$0.24
Earnings (Loss) per common share from continuing operations - diluted	$0.24	$0.39	$(0.74)	$0.23

Weighted-average common shares outstanding - basic	740.7	760.7	746.3	767.0
Weighted-average common shares outstanding - diluted	742.0	764.3	746.3	771.8
1. Refer to pages 17 and 18 for additional detail on the pro forma adjustments included in the pro forma Consolidated Statements of Operations.

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
Electronics & Imaging	$937	$910	$3,554	$3,635
Nutrition & Biosciences	1,458	1,485	6,076	6,216
Transportation & Industrial	1,155	1,270	4,950	5,422
Safety & Construction	1,250	1,294	5,201	5,294
Non-Core	404	498	1,731	2,027
Total	$5,204	$5,457	$21,512	$22,594
U.S. & Canada	$1,698	$1,772	$7,122	$7,229
EMEA [1]	1,129	1,291	5,027	5,610
Asia Pacific	2,077	2,083	8,113	8,458
Latin America	300	311	1,250	1,297
Total	$5,204	$5,457	$21,512	$22,594

Net Sales Variance by Segment and Geographic Region	Three Months Ended December 31, 2019
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	1%	2%	3%	—%	—%	3%
Nutrition & Biosciences	1	(1)	—	(2)	—	(2)
Transportation & Industrial	(2)	(6)	(8)	(1)	—	(9)
Safety & Construction	3	(2)	1	(1)	(3)	(3)
Non-Core	6	(15)	(9)	—	(10)	(19)
Total	1%	(3)%	(2)%	(1)%	(2)%	(5)%
U.S. & Canada	2%	(6)%	(4)%	—%	—%	(4)%
EMEA [1]	—	(5)	(5)	(3)	(5)	(13)
Asia Pacific	1	—	1	—	(1)	—
Latin America	3	(2)	1	(3)	(2)	(4)
Total	1%	(3)%	(2)%	(1)%	(2)%	(5)%

Net Sales Variance by Segment and Geographic Region	Twelve Months Ended December 31, 2019
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio / Other	Total
Percent change from prior year (Unaudited)
Electronics & Imaging	—%	(1)%	(1)%	(1)%	—%	(2)%
Nutrition & Biosciences	1	—	1	(2)	(1)	(2)
Transportation & Industrial	3	(10)	(7)	(2)	—	(9)
Safety & Construction	3	—	3	(1)	(4)	(2)
Non-Core	1	(11)	(10)	(2)	(3)	(15)
Total	2%	(4)%	(2)%	(2)%	(1)%	(5)%
U.S. & Canada	2%	(3)%	(1)%	—%	—%	(1)%
EMEA [1]	3	(4)	(1)	(5)	(4)	(10)
Asia Pacific	1	(4)	(3)	(1)	—	(4)
Latin America	3	(3)	—	(3)	(1)	(4)
Total	2%	(4)%	(2)%	(2)%	(1)%	(5)%

1.	Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Electronics & Imaging	$293	$321	$1,147	$1,210
Nutrition & Biosciences	323	330	1,427	1,445
Transportation & Industrial	277	344	1,313	1,518
Safety & Construction	311	311	1,419	1,283
Non-Core	210	358	491	677
Corporate	(27)	(42)	(157)	(228)
Total	$1,387	$1,622	$5,640	$5,905

Equity in Earnings of Nonconsolidated Affiliates	Three Months Ended		Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Equity earnings (GAAP)	$(48)	$291	$84	$447
Significant items included in equity earnings [1]	225	—	228	—
Equity earnings included in operating EBITDA (non-GAAP)	$177	$291	$312	$447

Equity earnings included in operating EBITDA by segment
Electronics & Imaging	$6	$3	$24	$23
Nutrition & Biosciences	(1)	(2)	(1)	(1)
Transportation & Industrial	1	(3)	4	1
Safety & Construction	5	5	27	24
Non-Core	166	288	258	400
Total equity earnings included in operating EBITDA (non-GAAP)	$177	$291	$312	$447
1. Primarily reflects a net charge related to a joint venture in the Non-Core segment. Refer to pages 14 and 15 for additional information.

Reconciliation of "Income (Loss) from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Twelve Months Ended
	Dec 31, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018
In millions (Unaudited)	As Reported	Pro Forma	Pro Forma	Pro Forma
Income (loss) from continuing operations, net of tax (GAAP)	$191	$310	$(522)	$237
+ Provision for income taxes on continuing operations	(2)	(4)	170	153
Income (loss) from continuing operations before income taxes	$189	$306	$(352)	$390
+ Depreciation and amortization	533	526	2,066	2,170
- Interest income [1]	5	10	55	39
+ Interest expense	175	171	697	684
- Non-operating pension/OPEB benefit [1]	14	17	74	96
- Foreign exchange gains (losses), net [1]	(9)	55	(110)	(43)
+ Costs historically allocated to the materials science and agriculture businesses [2]	—	202	256	1,044
- Adjusted significant items	(500)	(499)	(2,992)	(1,709)
Operating EBITDA (non-GAAP)	$1,387	$1,622	$5,640	$5,905

1.	Included in "Sundry income (expense) - net."

2.	Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended December 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$189	$179	$0.24
Less: Significant items
Integration and separation costs [4]	(193)	(148)	(0.21)	Integration and separation costs
Restructuring and asset related charges - net [5]	(25)	(17)	(0.02)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Net charge related to a joint venture [6]	(208)	(158)	(0.21)	Equity in earnings of nonconsolidated affiliates; Cost of sales
Income tax related item [7]	(74)	(23)	(0.03)	Sundry income (expense) - net
Total significant items	$(500)	$(346)	$(0.47)
Less: Merger-related amortization of intangibles	(247)	(191)	(0.26)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	14	12	0.02	Sundry income (expense) - net; Provision for income taxes on continuing operations
Adjusted results (non-GAAP)	$922	$704	$0.95

Significant Items Impacting Pro Forma Results for the Three Months Ended December 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$306	$297	$0.39
Less: Significant items
Integration and separation costs [4]	(444)	(369)	(0.48)	Integration and separation costs
Restructuring and asset related charges - net [5]	(37)	(36)	(0.05)	Restructuring and asset related charges - net;
Merger-related inventory step-up amortization	(4)	(4)	(0.01)	Cost of sales
Net loss on divestitures and changes in joint venture ownership [8]	(14)	(14)	(0.02)	Sundry income (expense) - net
Income tax related item [9]	—	(79)	(0.10)	Provision for income taxes on continuing operations
Total significant items	$(499)	$(502)	$(0.66)
Less: Merger-related amortization of intangibles	(200)	(157)	(0.21)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	17	16	0.03	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [10]	(202)	(156)	(0.20)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$1,190	$1,096	$1.43
1. Income from continuing operations before income taxes.
2. Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. Earnings per common share from continuing operations - diluted.
4. Integration and separation costs related to the Merger, post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5. Includes Board approved restructuring plans and asset related charges, which include other asset impairments.
6. Reflects the Company’s share of net charges related to its investment in the HSC Group, consisting of $456 million in asset impairment charges, primarily fixed assets, offset slightly by benefits associated with certain customer contract settlements of $248 million deemed non-recurring in nature.
7. Includes a pretax charges of $74 million ($64 million net of tax benefit) related to tax indemnifications, primarily associated with an adjustment to a one-time transition tax liability required by the Tax Cuts and Jobs Act of 2017.
8. Reflects a pretax loss on a divestiture in Safety & Construction.
9. Primarily related to the effects of U.S. Tax Reform.
10. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Pro Forma Results for the Twelve Months Ended December 31, 2019
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$(352)	$(552)	$(0.74)
Less: Significant items
Integration and separation costs [4]	(1,169)	(895)	(1.21)	Integration and separation costs
Restructuring and asset related charges - net [5]	(318)	(242)	(0.32)	Restructuring and asset related charges - net; Equity in earnings of nonconsolidated affiliates
Goodwill impairment charges	(1,175)	(1,173)	(1.57)	Goodwill impairment charges
Net charge related to a joint venture [6]	(208)	(158)	(0.21)	Equity in earnings of nonconsolidated affiliates; Cost of sales
Income tax related item [7]	(122)	(128)	(0.17)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(2,992)	$(2,596)	$(3.48)
Less: Merger-related amortization of intangibles	(845)	(660)	(0.88)	Amortization of Intangibles
Less: Non-op pension / OPEB benefit	74	67	0.08	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [8]	(256)	(197)	(0.26)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$3,667	$2,834	$3.80

Significant Items Impacting Pro Forma Results for the Twelve Months Ended December 31, 2018
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Pro forma results (GAAP)	$390	$198	$0.23
Less: Significant items
Integration and separation costs [4]	(1,394)	(1,158)	(1.49)	Integration and separation costs
Restructuring and asset related charges - net [5]	(147)	(121)	(0.16)	Restructuring and asset related charges - net
Merger-related inventory step-up amortization [9]	(77)	(66)	(0.09)	Cost of sales
Net loss on divestitures and changes in joint venture ownership	(41)	(36)	(0.05)	Sundry income (expense) - net
Income tax related items [10]	(50)	(215)	(0.28)	Sundry income (expense) - net; Provision for income taxes on continuing operations
Total significant items	$(1,709)	$(1,596)	$(2.07)
Less: Merger-related amortization of intangibles	(817)	(641)	(0.83)	Amortization of Intangibles
Less: Non-op pension / OPEB benefit	96	80	0.10	Sundry income (expense) - net
Less: Costs historically allocated to the materials science and agriculture businesses [8]	(1,044)	(804)	(1.04)	Cost of sales; Research and development expense; Selling, general and administrative expenses
Adjusted pro forma results (non-GAAP)	$3,864	$3,159	$4.07
1. (Loss) Income from continuing operations before income taxes.
2. Net (loss) income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3. (Loss) Earnings per common share from continuing operations - diluted.
4. Integration and separation costs related to the Merger, post-Merger integration, the Distributions and, beginning in the fourth quarter of 2019, the intended separation of the Nutrition & Biosciences business.
5. Includes Board approved restructuring plans and asset related charges, which includes other asset impairments.
6. Reflects the Company’s share of net charges related to its investment in the HSC Group, consisting of $456 million in asset impairment charges, primarily fixed assets, offset slightly by benefits associated with certain customer contract settlements of $248 million deemed non-recurring in nature.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

7. Includes a pretax charges of $74 million ($64 million net of tax benefit) related to tax indemnifications, primarily associated with an adjustment to a onetime transition tax liability required by the Tax Cuts and Jobs Act of 2017 and a $48 million charge which reflects a reduction in gross proceeds from lower withholding taxes related to a prior year legal settlement.
8. Costs previously allocated to the materials science and agriculture businesses that did not meet the definition of expenses related to discontinued operations in accordance with ASC 205.
9. Includes the fair value step-up in Historical DuPont's inventories as a result of the Merger and the acquisition of FMC Corporation's Health and Nutrition business in November 2017.
10. Includes a foreign exchange loss related to adjustments to Historical EID's foreign currency exchange contracts as a result of U.S. tax reform. Includes $111 million of tax expense related to the effects of U.S. Tax Reform. Also includes a tax valuation allowance recorded against the net deferred tax asset position of a Brazilian legal entity ($67 million tax expense), and a net tax $2 million benefit associated with the Distributions.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statement of Income	Three Months Ended December 31, 2018
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$5,457	$—	$5,457
Cost of sales	3,642	19	3,661
Research and development expenses	262	—	262
Selling, general and administrative expenses	727	—	727
Amortization of intangibles	257	—	257
Restructuring and asset related charges - net	37	—	37
Goodwill impairment charges	—	—	—
Integration and separation costs	575	(131)	444
Equity in earnings of nonconsolidated affiliates	291	—	291
Sundry income (expense) - net	117	—	117
Interest expense	55	116	171
Income from continuing operations before income taxes	310	(4)	306
Provision for income taxes on continuing operations	(6)	2	(4)
Income from continuing operations, net of tax	316	(6)	310
Net income attributable to noncontrolling interests from continuing operations	13	—	13
Net income from continuing operations attributable to DuPont	$303	$(6)	$297

Per common share data:
Earnings per common share from continuing operations - basic	$0.40		$0.39
Earnings per common share from continuing operations - diluted	$0.39		$0.39

Weighted-average common shares outstanding - basic	760.7		760.7
Weighted-average common shares outstanding - diluted	764.3		764.3

1.	See the historical U.S. GAAP Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.

DuPont de Nemours, Inc.
Supplemental Unaudited Pro Forma Combined Financial Information

Unaudited Pro Forma Combined Statements of Operations	Twelve Months Ended December 31,
	2019			2018
In millions, except per share amounts	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma	DuPont [1]	Pro Forma Adjustments[2]	Pro Forma
Net sales	$21,512	$—	$21,512	$22,594	$—	$22,594
Cost of sales	14,056	22	14,078	15,302	74	15,376
Research and development expenses	955	—	955	1,070	—	1,070
Selling, general and administrative expenses	2,663	—	2,663	3,028	—	3,028
Amortization of intangibles	1,050	—	1,050	1,044	—	1,044
Restructuring and asset related charges - net	314	—	314	147	—	147
Goodwill impairment charges	1,175	—	1,175	—	—	—
Integration and separation costs	1,342	(173)	1,169	1,887	(493)	1,394
Equity in earnings of nonconsolidated affiliates	84	—	84	447	—	447
Sundry income (expense) - net	153	—	153	92	—	92
Interest expense	668	29	697	55	629	684
(Loss) Income from continuing operations before income taxes	(474)	122	(352)	600	(210)	390
Provision for income taxes on continuing operations	140	30	170	195	(42)	153
(Loss) Income from continuing operations, net of tax	(614)	92	(522)	405	(168)	237
Net income attributable to noncontrolling interests from continuing operations	30	—	30	39	—	39
Net (loss) income from continuing operations attributable to DuPont	$(644)	$92	$(552)	$366	$(168)	$198

Per common share data:
(Loss) Earnings per common share from continuing operations - basic	$(0.86)		$(0.74)	$0.46		$0.24
(Loss) Earnings per common share from continuing operations - diluted	$(0.86)		$(0.74)	$0.45		$0.23

Weighted-average common shares outstanding - basic	746.3		746.3	767.0		767.0
Weighted-average common shares outstanding - diluted	746.3		746.3	771.8		771.8

1.	See the historical U.S. GAAP Consolidated Statements of Operations.

2.
Certain pro forma adjustments were made to illustrate the estimated effects of the Transactions, assuming that the Transactions had occurred on January 1, 2018. The pro forma adjustments are consistent with those identified and disclosed in the Company's Current Report on Form 8-K filed with the SEC on June 7, 2019. The adjustments include the impact to "Cost of sales" of different pricing than historical intercompany and intracompany practices related to various supply agreements entered into in connection with the Dow Distribution, adjustments to "Integration and separation costs" to eliminate one time transaction costs directly attributable to the Distributions, and adjustments to "Interest expense" to reflect the impact of the Financings.